Exhibit 16.1

March 5, 2021

Securities and Exchange Commission

100 F Street NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the section under the heading “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure” included in the Post-Effective Amendment No. 1 to Form S-1 of Compass Therapeutics, Inc., to be filed on or about March 5, 2021, and agree with the statements contained therein as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Respectfully submitted,

/s/ Raich Ende Malter & Co. LLP

Melville, New York